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Washington, DC
March 19, 2009
W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, New York 10020
Ladies and Gentlemen:
We have acted as counsel for W. P. Carey & Co. LLC, a Delaware limited liability company (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purposes of registering under the Securities Act, 5,000,000 shares of Listed Shares, no par value (“Shares”), of the Company for the Company’s Dividend Reinvestment and Share Purchase Plan (the “Plan”).
In connection therewith, we have reviewed the following documents:
1.	the Certificate of Formation of the Company, filed October 15, 1996, as amended through the date hereof;

2.	the Amended and Restated Limited Liability Company Agreement as in effect on the date hereof (the “LLC Agreement”);

3.	the Amended and Restated Bylaws of the Company as in effect on the date hereof; and

4.	the Registration Statement.
In addition, we have examined the originals, or photostatic or certified copies, of such minutes, contents and other records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.
Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold in accordance with the LLC Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.
The opinions expressed above are limited to the Limited Liability Company Act of the State of Delaware and the federal laws of the United States of America.
Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.
Very truly yours,
/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP

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